EXHIBIT 2.01

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

KANA SOFTWARE, INC.,

BLUESTAR ACQUISITION CORP.,

AND

HIPBONE, INC.

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of December 31, 2003 (the “Agreement Date”) by and among Kana Software, Inc., a Delaware corporation (“Acquirer”), Bluestar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Acquirer (“Sub”), and Hipbone, Inc., a California corporation (“Company”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Agreement of Merger and the applicable provisions of the laws of the State of California.

B. The Boards of Directors of Acquirer, Sub and Company have determined that the Merger is in the best interests of their respective companies and equityholders, have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Pursuant to the priority of payment of the convertible promissory notes of the Company (the “Notes”), 90% of the merger consideration to be paid by the Acquirer in the Merger will be paid to the holders of the Notes (the “Company Noteholders”), 10% of the merger consideration to be paid by the Acquirer in the Merger will be paid to Management, and the holders of the Company’s Preferred Stock and the Company’s Common Stock will not receive any consideration in the Merger.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, certain securityholders of Company are executing in favor of and delivering to Acquirer voting agreements in the form attached hereto as Exhibit A (the “Voting Agreement”).

E. Each Company Noteholder and member of the Management, as a condition to receiving any of the consideration due to such person or entity, shall execute and deliver to Acquirer an investment representation letter in the form attached hereto as Exhibit B (the “Investment Representation Letter”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 As used herein, the following terms will have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.7(c).

“Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement.

“Acquirer Average Price Per Share” means the average closing price of Acquirer Common Stock on the Nasdaq Stock Market (or such other exchange or quotation system on which shares of Acquirer Common Stock are then traded or quoted) and reported in The Wall Street Journal Eastern Edition for the ten consecutive trading days ending at (and inclusive of) the third trading day immediately prior to the Closing Date.

“Acquirer Common Stock” means the common stock, par value $0.001 per share, of Acquirer.

“Acquirer Plans” has the meaning set forth in Section 6.6(a).

“Advance” has the meaning set forth in Section 5.14(a)

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.

“Agreement of Merger” means an agreement of merger in a form reasonably acceptable to the parties hereto.

“Applicable Laws” means all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.

“Balance Sheet” has the meaning set forth in Section 3.7.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Basket” has the meaning set forth in Section 11.2(a).

“California Law” means the California Corporations Code.

“Capital Change” has the meaning set forth in Section 2.4.

“CEO Fee” means a fee of $50,000 plus shares of the Acquirer Common Stock equal in number to 5% of the Merger Consideration, (i) 85% of which will be paid or issued, as applicable, to Michael Burkland, Chief Executive Officer of Company and (ii) 15% of which will be paid or issued, as applicable, to Interim CEO Network, at the Effective Time.

“Claim” has the meaning set forth in Section 11.4.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” has the meaning set forth in Recital A.

“Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.

“Company Business” means the business of Company and its Subsidiaries as presently being conducted and as proposed to be conducted.

“Company Capital Stock” means the outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of common and preferred stock of Company, in each case on a fully diluted, as-converted to Company Common Stock basis, including all shares of such stock that are issuable upon the exercise of any outstanding Company Rights (whether or not such rights are vested or exercisable).

“Company Common Stock” means the common stock of Company.

“Company Common Shareholders” means the record holders of issued and outstanding shares of Company Common Stock.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph of Article 3.

“Company IP Rights” has the meaning set forth in Section 3.13(a).

“Company IP Rights Agreements” has the meaning set forth in Section 3.13(b).

“Company-Licensed IP Rights” has the meaning set forth in Section 3.13(a).

“Company Noteholders” has the meaning set forth in Recital C.

“Company Noteholder’s Pro Rata Share” means, for a Company Noteholder, the quotient (rounded to the fifth decimal place) obtained by dividing (a) the principal amount of Notes held by such Company Noteholder by (b) the aggregate principal amount of all Notes held by all Company Noteholders immediately prior to the Effective Time.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Option Plan” means Company’s 1998 Stock Plan.

“Company-Owned IP Rights” has the meaning set forth in Section 3.13(a).

“Company Participants” has the meaning given in Section 6.6(a).

“Company Preferred Stock” means the Company Series A Preferred Stock and Company Series B Preferred Stock.

“Company Preferred Shareholders” means the record holders of issued and outstanding shares of Company Preferred Stock.

“Company Rights” means all stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

“Company Series A Preferred Stock” means the Series A Preferred Stock of Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock of Company.

“Company Source Code” has the meaning set forth in Section 3.13(i).

“Company Shareholders” means the Company Common Shareholders and the Company Preferred Shareholders.

“Company Shareholders Consent” has the meaning set forth in Section 5.12(a).

“Company Shareholders Meeting” has the meaning set forth in Section 5.12(a).

“Company Warrant” means a warrant to purchase shares of Company Common Stock or Company Preferred Stock.

“Company Websites” has the meaning set forth in Section 3.14.

“Confidentiality Agreement” means the Confidentiality Agreement between Acquirer and Company, dated as of November 19, 2003.

“Contested Claim” has the meaning set forth in Section 11.7(b).

“Contract” means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation or purchase order (in each case, whether oral or in writing).

“Damages” has the meaning set forth in Section 11.1(a).

“Debt” has the meaning set forth in Section 3.26.

“Dissenting Shares” means any shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with the California Law have been duly and properly exercised and perfected in connection with the Merger.

“Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of California as a result of the filing with the California Secretary of State of the Agreement of Merger pursuant to the requirements of Section 1103 of the California Law.

“Employee Plans” has the meaning set forth in Section 3.17(b).

“Employee Termination” has the meaning given in Section 6.6(b).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” has the meaning set forth in Section 3.20(b).

“ERISA” has the meaning set forth in Section 3.17(b).

“Excess Transaction Expenses” has the meaning set forth in Section 12.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 7.2(b).

“Final Award” has the meaning set forth in Section 11.7(c)(iii).

“Financial Statements” has the meaning set forth in Section 3.7.

“Form S-3” means a registration statement filed under Form S-3 under the Securities Act, as such is in effect at the Effective Time, or any successor form of registration statement under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of a substantial amount of information by reference to other documents filed by Acquirer with the SEC.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.

“Governmental Permits” has the meaning set forth in Section 3.15.

“Incurred Damages” has the meaning set forth in Section 11.7(c)(iii).

“Indemnified Person” and “Indemnified Persons” have the meanings set forth in Section 11.1(a).

“Information Statement” has the meaning set forth in Section 5.12.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Rights” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers’ notes, memoranda and records.

“Interim Funding” has the meaning set forth in Section 5.14(a).

“Interim Funding Limit” has the meaning set forth in Section 5.14(a)

“International Employee Plan” has the meaning set forth in Section 3.17(g).

“Investment Representation Letter” has the meaning set forth in Recital D.

“J.A.M.S.” has the meaning set forth in Section 11.7(c).

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers, directors and legal or financial personnel of such Person (and, with respect to Section 3.13, the persons engaged in technology development activity for Company) (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”); in each case knowledge shall also include such knowledge that could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.

“Liabilities” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due.

“Loan Agreement” has the meaning set forth in Recital E.

“Management” means Charlie Graham, Tom Masotto, Rich Liebling, William Grosso, Bob Tatemichi, Erik Hartman, Weian Deng, Dilpreet Singh, Vandana Agarwal, Donna Tang, Jennifer Faulkner, Richard Booroojian, John Phillips, Anne McVey, Mark Tacchi, Jim Dvorkin and Dave Harris.

“Management Plan” means that Management Retention Plan entered into by and between the Company and certain individuals.

“Management Consideration” means 10% of the Merger Consideration.

“Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether such event, change, violation, inaccuracy, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the financial condition, assets (including intangible assets), business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that any such event, change violation, inaccuracy, circumstance or effect primarily results from (a) changes in general economic conditions, or (b) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person in a substantially disproportionate manner).

“Material Agreements” has the meaning set forth in Section 3.11.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means 250,000 shares of Acquirer Common Stock (subject to adjustment for stock splits and the like) reduced by the quotient obtained by dividing the amount of Excess Transaction Expenses by the Acquirer Average Price Per Share.

“Non-Prevailing Party” has the meaning set forth in Section 11.7(c)(i).d

“Notes” has the meaning set forth in Recital C.

“Noteholder Merger Consideration” means the Merger Consideration less the Management Consideration.

“Notice of Claim” has the meaning set forth in Section 11.4.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Promissory Note” has the meaning set forth in Section 5.14(c).

“Public Software” has the meaning set forth in Section 3.13(m).

“Record Date” means the record date for determining those Company Shareholders who are entitled to vote at the Company Shareholders Meeting or by the Company Shareholders Consent to approve this Agreement, the Merger and, if required, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby, under all Applicable Laws and Company’s Articles of Incorporation and Bylaws.

“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means the shares of Acquirer Common Stock issued in the Merger; excluding in all cases, however, from the definition of “Registrable Securities” any such shares that are: (x) sold pursuant to a registration statement filed pursuant to this Agreement; or (y) sold pursuant to Rule 144 promulgated under the Securities Act or otherwise sold to the public.

“Registration Period” has the meaning set for in Section 2.9(a).

“Regulations” has the meaning set forth in Section 3.8(a).

“Representative” has the meaning set forth in Section 11.3.

“Returns” has the meaning set forth in Section 3.8(a).

“Rule 415” means Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC.

“Schedules” means all schedules to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settled Claim” has the meaning set forth in Section 11.7(d).

“Significant Customer” has the meaning set forth in Section 3.21.

“Significant Supplier” has the meaning set forth in Section 3.22.

“Special Indemnity Claim” has the meaning set forth in Section 11.1(a).

“Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other entity.

“Suspension Period” has the meaning set forth in Section 2.9(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” and “Taxes” means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tendering Company Holder” has the meaning set forth in Section 7.2(b).

“Termination Date” means February 9, 2004.

“Term Sheet” has the meaning set forth in Section 12.16.

“Third-Party Claim” has the meaning set forth in Section 11.4(b).

“Transaction Expenses” has the meaning set forth in Section 12.8.

“Transaction Expense Limit” has the meaning set forth in Section 12.8.

“Voting Agreement” has the meaning set forth in Recital D.

ARTICLE 2

PLAN OF REORGANIZATION

2.1 The Merger. Subject to termination of this Agreement as provided in Article 10, the parties hereto will cause the Merger to be consummated by filing the Agreement of Merger with the California Secretary of State in accordance with the California Law as soon as practicable after satisfaction or waiver of the conditions set forth in Articles 8 and 9 hereto. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving corporation in the Merger (the “Surviving Corporation”), all pursuant to the Agreement of Merger and in accordance with the applicable provisions of the California Law.

2.2 Conversion and Exchange of Notes and Shares and Payment of Management Consideration.

(a) Conversion of Sub Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Conversion of Company Capital Stock and Payment of Management Consideration.

(i) Conversion of Notes. Subject to the terms and conditions of this Agreement, at the Effective Time, the Notes will be converted into and represent the right to receive the number of shares of the Noteholder Merger Consideration as listed on Exhibit C-1 hereto, as reduced pursuant to Section 12.8 on a pro-rata basis by any reduction in the Noteholder Merger Consideration. At the Closing, the Notes shall no longer be outstanding and shall automatically be cancelled and shall only represent the right to receive the applicable portion of the Noteholder Merger Consideration.

(ii) Cancellation of Company Preferred Stock and Common Stock. Each share of Company Preferred Stock and Company Common Stock will automatically be cancelled and no consideration issued with respect thereof.

(iii) Payment of Management Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, Management will be paid the Management Consideration as listed on Exhibit C-2 hereto, as reduced pursuant to Section 12.8, on a pro-rata basis by any reduction in the Management Merger Consideration.

(c) Cancellation of Company-Owned Stock. Notwithstanding Section 2.2(b), each share of Company Common Stock and each share of Company Preferred Stock held by Company or any of its Subsidiaries immediately prior to the Effective Time will be canceled and no consideration issued with respect thereof.

(d) Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger, and any fractional shares to be issued but for this section (d) will be rounded (with .5 and up being rounded up) to the nearest whole share.

2.3 Dissenting Shares. Holders of Dissenting Shares (if any) will be entitled to appraisal rights under Section 1300 of the California Law with respect to such Dissenting Shares.

2.4 Adjustments for Capital Changes. Notwithstanding the provisions of this Article 2, if at any time on or after the first of the ten trading days used to calculate the Acquirer Average Price Per Share, and prior to the issuance of any shares of Acquirer Common Stock required by the terms of this Article 2, Acquirer (a) recapitalizes, either through a subdivision (or stock split) of the outstanding shares of Acquirer Common Stock into a greater number of shares of Acquirer Common Stock or a combination (or reverse stock split) of the outstanding shares of Acquirer Common Stock into a lesser number of shares of Acquirer Common Stock, (b) reorganizes, reclassifies or otherwise changes its outstanding shares of Acquirer Common Stock into the same or a different number of shares of other classes of stock, either of Acquirer or of another entity (other than through a subdivision or combination of shares provided for in the previous clause (a)), (c) declares a dividend on the outstanding shares of Acquirer Common Stock payable in shares of Acquirer Common Stock, or (d) declares a non-cash dividend on the outstanding shares of Acquirer Common Stock payable other than in shares of Acquirer Common Stock (each, a “Capital Change”), then (i) the Acquirer Average Price Per Share, (ii) the number of shares of Acquirer Common Stock that have not been issued pursuant to this Agreement prior to such Capital Change (or that have not been issued on or prior to the record date for the receipt of any dividend described in clause (c) or (d) above), and (iii) solely with respect to a Capital Change of the type described in clause (b) or (d) above, the type of such shares, will, as applicable, based on the timing of such Capital Change, be appropriately and equitably adjusted to reflect such Capital Change.

2.5 Other Rights. Other than the Notes, all Company Options, Company Warrants and other rights to acquire shares of Company Common Stock and/or Company Preferred Stock will be exercised or terminated prior to the Effective Time.

2.6 Effects of the Merger.

(a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the California Law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Corporation.

(b) Articles of Incorporation. The Articles of Incorporation of the Company will be amended and restated in its entirety to be identical to the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: “The name of the corporation is Hipbone, Inc.”

(c) Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

(d) Directors and Officers. At the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and (ii) the initial officers of the Surviving Corporation will be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.7 Further Assurances. Company agrees that if, at any time after the Effective Time, Acquirer believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Sub or Acquirer title to any property or any right of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Sub or Acquirer and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise.

2.8 Securities Law Issues. Based in part on the representations of the Company Noteholders made in the Investment Representation Letters, the shares of Acquirer Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws.

2.9 Resale S-3.

(a) Subject to the terms and conditions of this Agreement, Acquirer will use commercially reasonable efforts to promptly prepare and file with the SEC within 10 business days of the Closing Date a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the “Registration”). Acquirer shall use commercially reasonable efforts to cause the Registration to be declared effective as soon as practicable after its filing, including without limitation responding the SEC comments or request of additional information within 10 business days of the receipt by Acquirer of such comments or requests. Acquirer shall use commercially reasonable efforts to keep the Registration continuously effective under the Securities Act for a continuous period of time commencing on the date the Registration is declared effective under the Securities Act by the SEC and ending on the first anniversary of the Closing Date (such period of time being hereinafter called the “Registration Period”). The Registration Period shall be extended by the length of any Suspension Period(s) (as defined in Section 2.9(d)). Acquirer shall have no duty or obligation to keep the Registration effective after the expiration of the Registration Period. Acquirer will only be obligated to prepare and file with the SEC one registration pursuant to this Section 2.9. The Acquirer will pay all Registration expenses. If the Registration is not declared effective by the nine-month anniversary of the Closing Date, upon written demand by the Representative, Acquirer will pay liquidated damages of $50,000 to the Company Noteholders, and, after such payment, the Acquirer shall cease to have any obligation to file such Registration.

(b) Timing and Manner of Sales. Any sale of Registrable Securities pursuant to the Registration under this Section 2.9 may be made only during the Registration Period. In addition, any sale of Registrable Securities pursuant to a Registration under this Section 2.9 may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the registration statement for the Registration and permitted by such form of registration statement. Subject to Section 2.9(c) below, the method or methods of distribution of Registrable Securities that are described in the registration statement will be provided by Holders holding a majority of the Registrable Securities.

(c) No sale of Registrable Securities under the Registration effected pursuant to this Section 2.9 may be effected pursuant to any underwritten offering without Acquirer’s prior written consent, which may be withheld in its sole and absolute discretion.

(d) If Acquirer determines that it would be seriously detrimental to Acquirer and its stockholders for resales of Registrable Securities to be made pursuant to the Registration, other than by virtue of the additional shares of Acquirer available for sale, then Acquirer shall deliver to all Holders a certificate in writing to the effect of the foregoing and, upon receipt of such certificate, the use of the Registration and the prospectus related thereto will be deferred or suspended and will not recommence until (1) all Holders receive from Acquirer copies of the supplemented or amended prospectus related to the Registration or (2) all Holders are advised in writing by Acquirer that the prospectus related to the Registration may be used. Acquirer will use its commercially reasonable efforts to ensure that the use of the Registration and the prospectus related threreto may be resumed as soon as practicable. The time during which use of the Registration is deferred or suspended is defined herein as the “Suspension Period(s).”

2.10 Reorganization. Acquirer makes no representations or warranties to Company or to any Company Noteholder, Company Shareholder or other holder of Company Capital Stock or Company Rights regarding the Tax treatment of the Merger, whether the Merger will qualify as a plan of reorganization under the Code, or any of the Tax consequences to any Company Shareholder or other holder of shares of Company Capital Stock or Company Rights of this Agreement, the Merger or any of the other transactions or agreements contemplated by this Agreement, and Acquirer, Company and the Company Shareholders acknowledge that Acquirer, Company and the Company Shareholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement.

2.11 Tax Withholding. Acquirer or Acquirer’s agent shall be entitled to deduct and withhold from the Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Company shareholder, employee or holder of a Note, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company shareholder, employee or holder of a Note in respect of whom such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer from Company and dated as of the Agreement Date, including all Schedules thereto (which will specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception) which has been delivered by Company to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under this Article 3. Notwithstanding anything to the contrary herein, any statements made in the Company Disclosure Letter and or Supplemental Disclosure Letter will be deemed to be made under all such Sections of this Article 3 as are reasonably apparent from the contents of such statements.

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has the power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company is not in violation of its Articles of Incorporation or Bylaws.

3.2 Subsidiaries. Company has no Subsidiaries or any equity interest, direct or indirect, in, or loans to, any Person. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person. Schedule 3.2 of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, (a) its jurisdiction of incorporation or organization, (b) a correct and complete list of all jurisdictions in which it is qualified to do business, and (c) the address of its principal executive offices. Each of the Subsidiaries listed on Schedule 3.2 of the Company Disclosure Letter is duly organized, validly existing and in good standing

(or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction of incorporation or organization identified on Schedule 3.2 of the Company Disclosure Letter and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary. Neither Company nor any of its Subsidiaries is a general or limited partner of any general partnership, limited partnership or other entity.

3.3 Power, Authorization and Validity.

(a) Company has the right, power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Company, and this Agreement has been duly executed and delivered by Company.

(b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for: (i) the filing of the Agreement of Merger with the California Secretary of State; and (ii) such post-Closing filings as may be required to comply with United States federal and state securities laws.

(c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely of 35,000,000 shares of Company Common Stock, 2,886,000 shares of Company Series A Preferred Stock and 12,900,000 shares of Company Series B Preferred Stock. A total of 15,936,569 shares of Company Common Stock are issued and outstanding as of the Agreement Date. A total of 1,126,000 shares of Company Series A Preferred Stock are issued and outstanding as of the Agreement Date. A total of 8,297,643 shares of Company Series B Preferred Stock are issued and outstanding as of the Agreement Date. All issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Company in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by Company.

(b) Options, Warrants and Rights. Company has reserved an aggregate of 3,200,000 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). Company has granted no Company Options outside of the Company Option Plan. A total of 798,972 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised after the Agreement Date and before the Closing Date in accordance with their terms. All Company Options are exercisable only for Company Common Stock and shall be terminated prior to or at the Effective Time. A true and correct copy of the Company Option Plan, the standard agreement under the Company Option Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan have been delivered by Company to Acquirer’s legal counsel. All outstanding Company Options and Company Warrants have been granted and exercised in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts. Except for the Notes, Company Options, Company Warrants and the conversion rights of the Company Preferred Stock, there are no Company Rights outstanding.

(c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements applicable to any outstanding shares of Company Capital Stock, any Company Options or any Company Warrants or to the conversion of any shares of Company Capital Stock in the Merger pursuant to any Contract to which Company is a party or, to Company’s knowledge, pursuant to any other Contract. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

(d) Subsidiaries. Company has good and marketable title to all of the issued and outstanding stock or other securities or equity interests of each of its Subsidiaries set forth on Schedule 3.2) of the Company Disclosure Letter, free and clear of any Encumbrance. All such issued and outstanding stock or other securities or equity interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the relevant Subsidiary of Company in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts.

(e) Notes. The Notes listed on Exhibit C-1, which shall include the principal amount as of the date hereof, are the only convertible debt instruments of Company and its Subsidiaries.

3.5 No Conflicts. Neither the execution and delivery of this Agreement and the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws or similar charter documents of Company or any of its Subsidiaries, each as currently in effect, (b) conflict with or violate any Applicable Law, (c) conflict with, violate, constitute a default under, result in a termination, acceleration or breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets or properties are bound or affected, or (d) give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the transactions contemplated hereby or thereby.

3.6 Litigation.

(a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or, to Company’s knowledge, threatened against Company or any of its Subsidiaries (or against any director, officer, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries) before any Governmental Authority or arbitrator, nor, to Company’s knowledge, is there any reasonable basis for any such action, suit, arbitration, mediation, proceeding, claim or investigation.

(b) There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Company or any of its Subsidiaries.

(c) To the Company’s knowledge, there is no reasonable basis for any Person to assert a claim against Company or any of its Subsidiaries based upon: (i) Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (ii) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Shareholder, including any option, warrant or contractual preemptive right or right to notice or to vote, other than the rights of the Company Shareholders with respect to the shares of Company Common Stock and Company Preferred Stock shown as being owned by such Persons on the shareholder ledger of Company delivered to Acquirer and the rights of holders of Company Options and Company Warrants set forth on the option report of Company delivered to Acquirer; or (iii) any rights under any Contract between Company and any securities holder or former securities holder in such holder’s capacity as such.

3.7 Financial Statements. Company has delivered to Acquirer its unaudited balance sheets as of December 31, 2001 and December 31, 2002 and its unaudited income statements and statements of cash flows for the years then ended and its unaudited balance sheet (the “Balance Sheet”) as of November 30, 2003 (the “Balance Sheet Date”) and its unaudited income statement and statement of cash flows for the eleven-month period then ended (collectively, the “Financial Statements”), a copy of each of which is included as Schedule 3.7 of the Company Disclosure Letter. The Financial Statements (a) are derived from and are in accordance with the books and records of Company, (b) fairly and accurately represent the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except, with respect to unaudited Financial Statements, for any absence of notes thereto. Company has no Liability, except for (a) Liabilities set forth in the Financial Statements, (b) Liabilities incurred in the ordinary course of Company’s business, consistent with past practice, that are not material in amount either individually or collectively and do not result from any breach of contract, tort or violation of law. There has been no change in Company’s accounting policies other than as specifically described in the notes to the Financial Statements. All reserves established by Company that are set forth or reflected on the Balance Sheet are reasonably believed to be adequate and have been established in accordance with GAAP. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for in the Balance Sheet as required by said Statement No. 5. The Financial Statements comply in all material respects with the AICPA Statement of Position 97-2.

3.8 Taxes.

(a) Company and each of its Subsidiaries have timely filed all returns, reports, estimates and information statements relating to Taxes (the “Returns”) required to be filed by Company or such Subsidiary. All such Returns are true, complete and correct. Company and each of its Subsidiaries have paid when due all Taxes required to be paid in respect of all periods, have made all necessary estimated Tax payments, and have no Liability for Taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements. No deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company or any of its Subsidiaries which have not been settled or paid. No audit by the Internal Revenue Service or any other Taxing agency or authority is in progress and neither Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing by any Tax authority to Company or any of its Subsidiaries (or any representative thereof). There is not in effect any waiver by Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Tax authority. Neither the Company nor any of its subsidiaries is a party to, owes any amount under, any Tax-sharing or allocation agreement nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement. Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) and has no Liability for the Taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations issued under the Code (the “Regulations”) (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(b) Company and each of its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by all Applicable Laws, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all Applicable Laws, including federal and state income Taxes, FICA, Medicare and FUTA, and has timely filed all withholding Tax returns.

(c) Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Regulations.

(d) No benefit payable or which may become payable by Company or any of its Subsidiaries pursuant to any Employee Plan or as a result of or arising under this Agreement or the Agreement of Merger will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

(e) Neither the Company nor any of its Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger

(f) Neither the Company, any of its Subsidiaries, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any of its Subsidiaries is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of the Company and each Subsidiary has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities.

(g) Neither the Company nor any of its Subsidiaries has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(h) Neither the Company nor any of its Subsidiaries has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(i) Company will not be required to recognize any taxable income as a result of the transactions contemplated by this Agreement.

3.9 Title to Assets and Properties; Condition of Equipment and Property. Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in the Company Business or shown on the Balance Sheet, free and clear of any Encumbrance. Such assets and properties are sufficient for the continued operation of the Company Business. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or any of its Subsidiaries or used in the Company Business are (a) suitable for the uses to which they are currently employed, (b) in generally good operating condition, and (c) free from any material defects. All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective and afford Company or such Subsidiary of Company peaceful and undisturbed leasehold possession of the subject matter of the lease. Company and its Subsidiaries are not to the respective knowledge of each in violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other Applicable Law, nor has Company or any of its Subsidiaries received any notice of violation of law with which it has not complied. Neither Company nor any of its Subsidiaries owns any real property. Schedule 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company or any of its Subsidiaries with an individual value of $10,000 or greater.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Company or any of its Subsidiaries:

(a) any Material Adverse Change;

(b) any Liability incurred as guarantor or surety with respect to the obligations of others;

(c) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies other than borrowings under the Notes in the ordinary course of business, consistent with past practice, but in no case in excess of $10,000 in the aggregate;

(d) any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;

(e) any Encumbrance placed on any of its properties or granted with respect to any of its assets;

(f) any purchase, license, sale or other disposition, or any Contract for the purchase, license, sale or other disposition, of any assets or properties other than purchases of raw materials and sales of inventory in the ordinary course of business, consistent with past practice;

(g) any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;

(h) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, any stock split, stock dividend, or combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by it of its capital stock;

(i) any entry into, amendment of, or relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of or payments to it in excess of $10,000 individually or $25,000 in the aggregate;

(j) any payment or discharge of any Encumbrance or Liability, which Encumbrance or Liability was not either (i) shown on the Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, after the Balance Sheet Date;

(k) any Liability incurred by it to any of its directors, officers or shareholders;

(l) any amendment or change in its Articles of Incorporation or Bylaws or similar charter documents;

(m) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount which is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n) any material change in the manner in which it extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(o) any labor dispute or claim of unfair labor practices;

(p) any termination of employment of a material number of its employees;

(q) any sale, issuance, creation, grant or authorization of the issuance or grant of (i) any shares of its capital stock of any class or series or any other security, (ii) any option, call, warrant, obligation, subscription or other right to acquire any shares of its capital stock of any class or series or any other security, or (iii) any instrument convertible into or exchangeable for any shares of its capital stock of any class or series or any other security;

(r) any material modification of the benefits payable, or to become payable, to any of its directors, officers or employees, or any increase in the compensation (including severance compensation) payable, or to become payable, to any of its directors, officers or employees, or any bonus payment or arrangement made to or with any of such directors, officers or employees;

(s) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers, employees, consultants or independent contractors;

(t) any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any shares of its capital stock or other securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any shares of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions; or

(u) any written Contract made by it to do any of the foregoing or to take any action which, if taken before the Agreement Date, would have made any representation or warranty set forth in this Article 3 untrue or incorrect as of the date when made.

3.11 Contracts. Except as specifically identified in the applicable subsections (a) through (s) of Schedule 3.11 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries is a party or subject to any of the following (whether oral or in writing):

(a) any distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by it;

(b) any Contract for the future purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services requiring payment to or from it in an amount in excess of $10,000 per annum which is not terminable by it on 60 or fewer days notice without cost or other Liability to it;

(c) any Contract in which it has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property Rights that is now or hereafter owned by it, provided to it or provided by it;

(d) any Contract providing for the development of any software, content (including textual content and visual or graphics content), technology or Intellectual Property Rights by or for (or for the benefit or use of) it;

(e) any Contract under which it is a licensor of Intellectual Property Rights or under which it is a licensee of Intellectual Property Rights of any other Person (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $500);

(f) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;

(g) any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants or independent contractors or any other type of Contract with any of its directors, officers, employees, consultants or independent contractors which is not immediately terminable by it without cost or other Liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(h) any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(i) any Contract containing indemnification, warranty or similar provisions with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Company;

(j) any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000 per annum, and any Contract for the sale, purchase or disposition of any real property;

(k) any Contract for the sale, licensing or leasing by or to it of any assets, properties, products, services or rights having a value in excess of $10,000 or which is material to the Company Business;

(l) any Company IP Rights Agreement that (i) involves or involved a payment to or from it of $10,000 or more, (ii) grants any exclusive rights, including any exclusivity with respect to any product, service, market, industry, field of use or geographic territory, (iii) requires the ongoing payment of any royalties or periodic fees or payments by it, or (iv) is material to the Company Business, its Intellectual Property Rights or technology or any of its current or proposed products or services;

(m) any application hosting, application management, application usage, website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar Contract relating to any aspect or element of any of the Company Websites or any other website or use of the public internet, or the extranet or intranet of any Person;

(n) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(o) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Sock or any other securities of Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(p) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(q) any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(r) any other Contract to which it is a party or by which it or any of its assets or properties are bound (i) that is material to the Company Business or to its operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by it in excess of $10,000; or

(s) any Contract between Company and any Governmental Authority or any Governmental Permit.

All Contracts required by subsections (a) through (s) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (collectively, “Material Agreements”) are valid and in full force and effect. A true and complete copy of each Material Agreement and all amendments and schedules thereto has been made available to Acquirer’s legal counsel.

3.12 No Default; No Restrictions.

(a) Company and its Subsidiaries are not, nor to Company’s knowledge is any other party, in material breach or default under any Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any provision of any Material Agreement that results in a breach of that agreement or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company or any of its Subsidiaries under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement. Neither Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Agreement.

(b) Neither Company nor any of its Subsidiaries is a party to, and no asset or property of Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree or Contract that restricts or prohibits, or purports to restrict or prohibit, Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which Company or any of its Subsidiaries may charge for their respective products, technology or services) or that includes any grants by Company or any of its Subsidiaries of exclusive rights or licenses.

3.13 Intellectual Property.

(a) The Company and its Subsidiaries (i) own and have independently developed or (ii) have the valid right or license to all Intellectual Property Rights used in the conduct of the Company Business (such Intellectual Property Rights being collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Ancillary

Agreements will not result in any termination or other material restriction being imposed on any such rights. “Company-Owned IP Rights” means Company IP Rights which are owned or exclusively licensed to Company or any of its Subsidiaries, and “Company-Licensed IP Rights” means Company IP Rights which are not Company-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement and the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of Company, any of its Subsidiaries or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company or any of its Subsidiaries and none will become payable as a result of the consummation of the transactions contemplated by this Agreement and/or the Company Ancillary Agreements.

(c) Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or any of its Subsidiaries or currently under development by Company or any of its Subsidiaries violates any Contract between Company or any of its Subsidiaries and any other Person or infringes or misappropriates any Intellectual Property Right of any other Person. There is no pending or threatened claim or litigation contesting the validity, ownership or right of Company or any of its Subsidiaries to exercise any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. Neither Company nor any of its Subsidiaries has received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person nor, to Company’s knowledge, is there any legitimate basis for any such assertion. Neither Company nor any of its Subsidiaries has received any correspondence providing notice of or offering a license under any patents.

(d) To the Company’s knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than Company or any of its Subsidiaries) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s knowledge, the employment of any employee of Company or any of its Subsidiaries or the use by Company or any of its Subsidiaries of the services of any consultant or independent contractor does not subject Company or any of its Subsidiaries to any Liability to any other Person for improperly soliciting such employee, consultant or independent contractor to work for Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such other Person.

(e) Company has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company confidential information and to preserve and maintain all of Company’s interests and proprietary rights in Company IP Rights. All current and former officers, employees, consultants and independent contractors of Company and its Subsidiaries having access to proprietary information of Company or any of its Subsidiaries, their respective customers or business partners and inventions owned by Company or any of its Subsidiaries have executed and made available to Company an agreement regarding the protection of such proprietary information and the assignment of inventions to Company, and true, correct and complete copies of all such agreements have been delivered to Acquirer’s legal counsel. Company has secured valid written assignments from all of Company’s and its Subsidiaries’ current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights of the rights to such contributions that may be owned by such Persons or that Company or any of its Subsidiaries do not already own by operation of law. No current or former director, officer, employee, consultant or independent contractor of Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

(f) Schedule 3.13 (f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of Company or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Laws by Company or any of its Subsidiaries to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered patents, trademarks, service marks, rights in Internet or World Wide Web domain names, URLs and copyrights held by Company or any of its Subsidiaries are valid, enforceable and subsisting.

(g) Company or a Subsidiary of Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed on Schedule 3.13(g)(i) of the Company Disclosure Letter). The right, license and interest of Company or a Subsidiary of Company in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Schedule 3.13(g)(ii) of the Company Disclosure Letter).

(h) Schedule 3.13(h) of the Company Disclosure Letter contains a true and complete list of (i) all Contracts as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Right and a notation indicating whether such Contract is in the form of Company’s standard end user license without material modification and (ii) all Contracts as to which Company is a party and pursuant to which Company is authorized to use any Intellectual Property Right owned by any Person other than Company (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $500). Company’s standard form(s) of end user license is included on Schedule 3.13(h) of the Company Disclosure Letter.

(i) Neither Company or any of its Subsidiaries nor any other Person acting on their behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any of its Subsidiaries or any Person acting on their behalf to any Person of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. “Company Source Code” means, collectively, any software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company IP Right.

(j) To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Right by any Person, including any employee or former employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property Right of any Person by any product or service that has been (i) sold, supplied, marketed, distributed or provided by Company or any of its Subsidiaries or (ii) licensed or leased to any Person.

(k) All software developed by or for Company or any of its Subsidiaries and licensed by Company or any of its Subsidiaries to customers, all other products sold, licensed, leased or delivered by Company or any of its Subsidiaries to customers and all services provided by or through Company or any of its Subsidiaries to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. Neither Company nor any of its Subsidiaries has any material Liability (and, to Company’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. Company has provided Acquirer with all documentation and notes relating to the testing of Company’s and its Subsidiaries’ software products and plans and specifications for software products currently under development by Company or any of its Subsidiaries.

(l) No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for shares of Company Common Stock, shares of Company Preferred Stock or the Notes) was used in the development of the computer software programs or applications owned by Company or any of its Subsidiaries. To the Company’s knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP Right has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or any of its Subsidiaries.

(m) No Public Software forms part of the Company IP Rights or was or is used in connection with the development of any Company IP Right, incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company IP Right. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(n) There has not occurred with respect to Company, any of its Subsidiaries or any customer for which Company or any of its Subsidiaries provides hosting services (i) any unavailability of its Internet-based services, any disruption to network operations or any network outage of more than 0.03% of the time in any calendar month or (ii) any material failure to comply with any service unavailability, network performance standards or objectives set forth in any Contract with a customer of Company or any of its Subsidiaries.

3.14 Privacy. Neither Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties except as described on Schedule 3.14 of the Company Disclosure Letter. Company and its Subsidiaries have complied with all Applicable Laws and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries (the “Company Websites”) and (b) the collection, storage and transfer of any personally identifiable information collected by Company, any of its Subsidiaries or by third parties having authorized access to the records of Company or any of its Subsidiaries. Copies of all current and prior privacy policies of Company and its Subsidiaries have been made available to counsel for Acquirer.

3.15 Compliance with Laws. Company and each of its Subsidiaries have complied and will be as of the Closing Date in compliance with all Applicable Laws. Company and each of its Subsidiaries have received all permits and approvals from, and have made all filings with, third parties, including Governmental Authorities, that are necessary to the conduct of the Company Business (“Governmental Permits”), and there exists no current default under or violation of any such Governmental Permit. Schedule 3.15 of the Company Disclosure Letter includes a summary of all violations of, or conflicts with, any Applicable Law and all allegations of any such violations of which Company or any of its Subsidiaries has received notice from any third party, including any Governmental Authority, since Company’s inception.

3.16 Certain Transactions and Agreements. No Person who is a director or officer of Company or any of its Subsidiaries, or a member of any such director’s or officer’s immediate family, (a) has or ever had any direct or indirect ownership interest in, or any employment or consulting agreement with, any firm or corporation that competes with Company, Acquirer or any of their respective Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any Contract with Company or any of its Subsidiaries, except for past compensation for services as a director, officer or employee of Company or any of its Subsidiaries, (c) has or ever had any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a shareholder, or (d) has or ever had, either directly or indirectly, a material interest in (i) any Person which purchases from or sells, licenses or furnishes to Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets or properties may be bound or affected.

3.17	Employees.

(a) Neither Company nor any of its Subsidiaries: (i) has ever been or is now subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other Contract with any trade or labor union, employees’ association or similar organization; or (iv) has any current labor disputes or has had any material labor disputes or claims of unfair labor practices. There are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its Subsidiaries. Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment practices, terms and conditions of employment, wages and hours, the federal Worker Adjustment Retraining and Notification Act, as amended, and any similar state or local law) and has correctly classified employees as exempt employees and nonexempt employees under Applicable Laws. Neither Company nor any of its Subsidiaries has employment or consulting Contracts currently in effect that are not terminable at will (other than Contracts with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors providing services to Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of all Applicable Laws. All employees of Company or any of its Subsidiaries are legally permitted to be employed by Company or such Subsidiary under all Applicable Laws. Neither Company nor any of its Subsidiaries will have any Liability to any Person as a result of the termination of any Employee Plan (for example, any employee leasing arrangement).

(b) Schedule 3.17(b) of the Company Disclosure Letter contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, deferred compensation agreements, profit sharing, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Company and its Subsidiaries (the “Employee Plans”), including all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). Company has delivered to Acquirer’s legal counsel true and complete copies or descriptions of all Employee Plans. Each Employee Plan, and the operation and administration thereof, is in all material respects in compliance with all Applicable Laws (for example, the requirements of ERISA and the Code). With respect to each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401(a) of the Code, Company either (i) has received from the Internal Revenue Service a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquirer and its legal counsel) and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter which would reasonably be expected to cause the loss of the Tax-qualified status of such Employee Plan or (ii) has a remaining period of time to apply for such letter. Company has delivered to Acquirer’s legal counsel a true and complete copy of, to the extent applicable, (i) the three (3) most recent annual reports (Form 5500) with respect to each Employee Plan that is subject to ERISA or Code reporting requirements, (ii) each trust agreement related to any Employee Plan, (iii) the most recent summary plan description, summary of material modifications, and any employee booklets for each Employee Plan for which a summary plan description is required by ERISA, (iv) the most recent actuarial report relating to any Employee Plan subject to Title IV of ERISA, (v) insurance policies on Contracts relating to any Employee Plan, and (vi) all material communications relating to any Employee Plan. No suit, administrative proceeding, action or other litigation has been brought or is threatened against or with respect to any Employee Plan, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. In addition, neither Company nor any of its Subsidiaries has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise Tax under the Code. There has been no amendment to, interpretation or announcement (whether oral or in writing) by Company relating to, or change in employee participation or coverage under any Employee Plan that would materially increase the expense of maintaining such

Employee Plan above the level of expense incurred in respect thereof during the calendar year 2002. No Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Company has never contributed to or been required to contribute to any multi-employer pension plan as defined in Section 3(37) of ERISA and will not have any contingent withdrawal Liability under ERISA. Company has never contributed to any multiple employer plan as defined in Section 413(c) of the Code. All Employee Plans, to the extent applicable, are in compliance with (i) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (ii) the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, (iv) the Women’s Health and Cancer Rights Act of 1998, and (v) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder. As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any Employee Plan, covered employees or qualified beneficiaries. All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan currently are participating in such Employee Plan or have been offered an opportunity to do so and have declined to do so or still have time in which to make a decision. No employee of Company or any of its Subsidiaries and no person subject to any health plan of Company or any of its Subsidiaries has made medical claims through such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which Company or any of its Subsidiaries is responsible. For purposes of the foregoing sentence, any exception to such representation and warranty set forth in the Company Disclosure Letter will be stated generally and will not identify any employee of Company or any of its Subsidiaries or any person subject to any health plan of Company or any of its Subsidiaries who has made any medical claim.

(c) No employee of Company or any of its Subsidiaries is in material violation of any term of any employment Contract, any other Contract or any restrictive covenant relating to the right of any such employee to be employed by Company or any of its Subsidiaries or to use trade secrets or proprietary information of others, and the employment of any employee by Company or any of its Subsidiaries does not subject it to any Liability to any third party.

(d) Neither Company nor any of its Subsidiaries is a party to any (i) agreement with any employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than those required by law or (ii) Contract or Employee Plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(e) A list of all employees, consultants and independent contractors of Company and its Subsidiaries and their current compensation and severance plan benefits as of the Agreement Date is set forth on Schedule 3.17(e) of the Company Disclosure Letter.

(f) All contributions due from Company or any of its Subsidiaries with respect to any of the Employee Plans and all employee social security contributions have been timely made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Balance Sheet Date.

(g) Each plan that has been adopted or maintained by Company or any of its Subsidiaries, whether informally or formally, for the benefit of employees outside the United States (each, an “International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by all Applicable Laws. No International Employee Plan has unfunded Liabilities that, as of the Closing Date, will not be offset by insurance or that are not fully accrued on the Financial Statements. Except as required by Applicable Laws, no condition exists that would prevent Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan (other than normal and reasonable expenses typically incurred in a termination event).

3.18 Books and Records. The books, records and accounts of Company and its Subsidiaries (a) are true and complete in all material respects, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Company and such Subsidiaries, and (d) accurately and fairly reflect the basis for the Financial Statements. Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.19 Insurance. Company and each of its Subsidiaries have maintained since inception, and now maintain, policies of insurance and bonds (the “Insurance Policies”) of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company or such Subsidiary, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each Insurance Policy now held by Company and each of its Subsidiaries is set forth on Schedule 3.19 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. Company and each of its Subsidiaries are in compliance with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect. Schedule 3.19 of the Company Disclosure Letter sets forth all material claims made under such Insurance Policies since January 1, 2002. There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

3.20 Environmental, Health and Safety Matters.

(a) Company, its Subsidiaries and their predecessors and Affiliates have complied, and are in compliance, with all applicable Environmental, Health and Safety Requirements, which compliance includes the possession by Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental, Health and Safety Requirements and compliance with the terms and conditions thereof. Company, its Subsidiaries and their predecessors and Affiliates have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury damages, property damages, natural resources damages or attorneys’ fees, pursuant to any applicable Environmental, Health and Safety Requirements. Company, its Subsidiaries and their predecessors and Affiliates have not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental, Health and Safety Requirements.

(b) “Environmental, Health and Safety Requirements” means all contractual obligations, all foreign, federal, state, local, municipal or other laws, statutes, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

3.21 Customers. Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2002 or the 11 months ended November 30, 2003 was one of the 10 largest sources of revenue for Company and its subsidiaries taken as a whole, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 3.21 of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries has received any information from any Significant Customer that such customer will not continue as a customer of Company or its Subsidiaries (or the Surviving Corporation) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company or its Subsidiaries (or the Surviving Corporation) or reduce the amount paid to Company or its Subsidiaries (or the Surviving Corporation) for products and services. Neither Company nor any Subsidiary has had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company or any Subsidiary.

3.22 Suppliers. Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2002 or the 11 months ended November 30, 2003 was one of the 10 largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”). Neither Company nor any of its Subsidiaries has received any notice of termination or interruption of any existing Contracts with any Significant Supplier. Company and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on the Company Business, and neither Company nor any of its Subsidiaries has any knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.23 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with Company’s past practices. The accounts receivable of Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and in accordance with Company’s past practices. None of the accounts receivable of Company or any of its Subsidiaries is subject to any material claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.24 Bank Accounts. Schedule 3.24 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.25 Other Persons’ Liabilities. Neither Company nor any of its Subsidiaries has any Liabilities with respect to the operations, transactions or Liabilities of any other Person.

3.26 Debt. Schedule 3.26 of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

3.27 Corporate Documents. Company has made available to Acquirer’s legal counsel complete and correct copies of all documents identified on the Company Disclosure Letter and each of the following: (a) copies of the Articles of Incorporation and Bylaws or similar charter documents of Company and each of its Subsidiaries, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of Company and each of its Subsidiaries; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Company and each of its Subsidiaries; and (d) all permits, orders and consents issued by any regulatory agency with respect to Company and each of its Subsidiaries, or any securities of Company and each of its Subsidiaries, and all applications for such permits, orders and consents.

3.28 No Brokers. Other than the CEO Fee, neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company, any of its Affiliates or any of their respective directors, officers, employees, shareholders or agents.

3.29 Disclosure. Neither this Agreement, including its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered or made available to Acquirer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact not disclosed to Acquirer in this Agreement and the Company Disclosure Letter and of which Company is aware which could have a Material Adverse Effect on Company.

3.30 Information Supplied. None of the information supplied or to be supplied by Company for inclusion in the Information Statement at the date such information was or is supplied and at the time of the Company Shareholders Meeting or the Company Shareholders Consent contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

Acquirer and Sub represent and warrant to Company that each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.

4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

4.2 Power, Authorization and Validity.

(a) Acquirer has the right, power and authority to enter into and perform its obligations under this Agreement and all Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer, and this Agreement has been duly executed and delivered by Acquirer. Sub has the right, power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Sub, and this Agreement has been duly executed and delivered by Sub.

(b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) the filing of the Agreement of Merger with the California Secretary of State; (ii) such post-Closing filings as may be required to comply with United States federal and state securities laws; (iii) the filing by Acquirer with the SEC of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; the filing of the Form S-3 pursuant to Section 2.9 above and any related filing and (iv) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements.

(c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflicts. Neither the execution and delivery of this Agreement or the Acquirer Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Acquirer, each as currently in effect, or (b) conflict with or violate any Applicable Law. Neither the execution and delivery of this Agreement or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Sub, each as currently in effect, or (b) except as would not have a material adverse effect on Sub, conflict with or violate any Applicable Law.

4.4 Shares of Acquirer Common Stock. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized, and when the share certificates in respect of such shares of Acquirer Common Stock are issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

ARTICLE 5

PRE-CLOSING COVENANTS OF COMPANY

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Acquirer and Sub as follows:

5.1 Advice of Changes. Company will promptly advise Acquirer in writing or by electronic mail of any event, change, violation, inaccuracy, circumstance or effect that has a material impact on the Company.

5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the time period from the Agreement Date until the Closing Date. If Company becomes aware of a material deterioration in the relationship between Company or any of its Subsidiaries and any Significant Customer, Significant Supplier or significant number of other employees of Company or any of its Subsidiaries, it will promptly bring such information to the attention of Acquirer in writing or by electronic mail and, if requested by Acquirer, will exert reasonable efforts to restore and retain the relationship, but not including the expenditure of additional funds.

5.3 Conduct of Business. Company will continue to conduct its business in the ordinary course, consistent with past practice, and, to the extent consistent therewith, will use all reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom Company or any of its Subsidiaries have contractual or other commercial relations in substantially the same manner as they have immediately prior to the Agreement Date. Without limiting the foregoing, prior to the Closing, Company and its Subsidiaries will not, without the prior written consent of Acquirer, enter into any transaction or Contract, make any payment or take any action out of the ordinary course of business, consistent with past practice, including:

(a) incur any Liability as guarantor or surety with respect to any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

(b) incur any Liability other than in the ordinary course of business, consistent with past practice, or incur any indebtedness for borrowed money;

(c) make any loan, advance or capital contribution to, or invest in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice, and which are not material in amount (which expenses will be documented by receipts for the claimed amounts in accordance with past practice);

(d) place any Encumbrance on any of its properties or grant any Encumbrance with respect to any of its assets other than in the ordinary course of business, consistent with past practice, and to an extent which is not material;

(e) purchase, license, sell or otherwise dispose of, or enter into any Contract for the purchase, license, sale or other disposition of, any assets or properties other than purchases of raw materials and sales of inventory in the ordinary course of business, consistent with past practice, pursuant to agreements existing on the Agreement Date and disclosed on the Company Disclosure Letter or pursuant to purchase orders on Company’s standard sales terms in effect as of the Agreement Date;

(f) declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalize its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock;

(g) enter into, amend, relinquish, terminate or not renew any Material Agreement or an agreement which would be a Material Agreement if entered into prior to the Agreement Date;

(h) incur any Liability to any of its directors, officers or shareholders;

(i) amend or change its Articles of Incorporation or Bylaws or similar charter documents;

(j) defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount which is material, or provide any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(k) terminate the employment of more than 20% of its employees as of the Agreement Date;

(l) sell, issue, create, grant or authorize the issuance or grant of (i) any shares of its capital stock of any class or series or any other security (other than pursuant to the exercise of outstanding Company Options and Company Warrants outstanding as of the Agreement Date), (ii) any option, call, warrant, obligation, subscription or other right to acquire any shares of its capital stock of any class or series or any other security, or (iii) any instrument convertible into or exchangeable for any shares of its capital stock of any class or series or any other security (other than pursuant to the exercise of outstanding Company Options and Company Warrants outstanding as of the Agreement Date);

(m) pay any bonus or royalty (other than in the ordinary course of business), increased salary, severance or special remuneration or incur any Liability to any director, officer, employee, consultant or independent contractor, amend any existing or enter into any new employment, consulting or severance agreement with any such person, or enter into any new Contract or Employee Plan of the type described in Section 3.17(b);

(n) increase the benefits or privileges or expand eligibility under any Contract or Employee Plan (including the grant of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors, officers, employees, consultants or independent contractors;

(o) change accounting methods or policies or revalue, write off or write up the value of any inventory, accounts receivable or other assets;

(p) waive or release any material right or claim;

(q) except for the Merger, merge, consolidate or reorganize with, or acquire, any Person;

(r) agree to any audit assessment by any Tax authority or file any Return unless a copy of such Return has first been delivered to Acquirer for its review at a reasonable time prior to filing;

(s) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date and described on the Company Disclosure Letter);

(t) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business; provided, however, that it notifies Acquirer at a reasonable time prior to the filing of such a lawsuit; or

(u) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

5.4 Regulatory Approvals. Company will, and Company will cause each of its Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for herein. Company will use all reasonable efforts to obtain, or assist Acquirer in obtaining, all such authorizations, approvals and consents.

5.5 Necessary Consents. Company will use all reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties (including those listed on Schedule 3.5 of the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Corporation to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which Company or any of its Subsidiaries is a party or is bound or by which any of their respective assets or properties are bound or affected.

5.6 Litigation. Company will notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Authority or arbitrator initiated by or against it or any of its Subsidiaries, or known by Company to be threatened against Company, any of its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such.

5.7 Access to Information. Company will provide Acquirer and its agents with full access at reasonable times to the files, books, records, technology, assets, Contracts, personnel and offices of Company and its Subsidiaries, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition, provided that Acquirer shall be obligated to pay any direct overtime compensation costs paid by the Company as a result of providing Acquirer and its agents with access to Company’s offices outside of its regular business hours. Company will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.

5.8 Satisfaction of Conditions Precedent. Company will use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 9 as promptly as reasonably possible and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

5.9 Securities Laws. Company will use all reasonable efforts to assist Acquirer, to the extent necessary, in complying with the securities laws of all applicable jurisdictions in connection with the Merger and to cause the Company Shareholders to do the same.

5.10 Retention of Key Employees. Company will cooperate to retain the employment of the employees that Acquirer identifies as key employees and to secure their continued employment after the Closing by Acquirer, and Company will promptly notify Acquirer if it becomes aware that any such employee intends to leave the employ of Company or any of its Subsidiaries.

5.11 Employee Plans. Company will terminate, immediately prior to the date of the Effective Time, any Employee Plan that is a defined contribution plan or a defined benefit plan offered to Company employees, and, upon Acquirer’s request, Company will terminate, immediately prior to the Effective Time, any and all other Employee Plans and leased employee arrangements.

5.12 Approval of the Company Shareholders.

(a) Promptly after the Agreement Date, Company will take all action necessary in accordance with the California Law and its Articles of Incorporation and Bylaws to call, notice, convene, hold and conduct a meeting of the Company Shareholders (the “Company Shareholders Meeting”) to be held as soon as practicable, and in no event later than January 30, 2004, for the purpose of voting upon approval and adoption of this Agreement and the Company Ancillary Agreements and approval of the Merger. In lieu of the Company Shareholders Meeting, such approval by the Company Shareholders may be obtained by the written consent of the Company Shareholders (the “Company Shareholders Consent”) where authorized by the California Law and the Articles of Incorporation and Bylaws of Company.

(b) The Board of Directors of Company will recommend that the Company Shareholders vote in favor of and approve and adopt this Agreement and the Company Ancillary Agreements and approve the Merger at the Company Shareholders Meeting or pursuant to the Company Shareholders

Consent. The information statement (the “Information Statement”) prepared by the Company and Acquirer will include a statement to the effect that the Board of Directors of Company has recommended that the Company Shareholders vote in favor of and approve and adopt this Agreement and the Company Ancillary Agreements and approve the Merger at the Company Shareholders Meeting or pursuant to the Company Shareholders Consent.

5.13 Investment Representation Letters. Company will use all reasonable efforts to cause each Company Noteholder and each member of Management to execute and deliver to Acquirer an Investment Representation Letter.

5.14 Interim Funding.

(a) (Subject to the provisions of this Section 5.14, until the earlier of (i) termination of this Agreement as provided in Article 10 or (ii) the Closing, Acquirer shall make available to Company a credit line of up to One Hundred Fifty Thousand U.S. Dollars ($150,000.00) on an unsecured basis (the “Interim Funding” and such $150,000.00 limit the “Interim Funding Limit”) for payment of the Company’s obligations to its employees and other payables incurred in the ordinary course of its business. Subject to the provisions of Sections 10.3 and 10.4 hereof, all advances on the Interim Funding shall be treated as loans by Acquirer to the Company. Each actual draw on the Interim Funding shall be referred to as an “Advance”.

(b) Advances may be obtained only on a business day. Whenever Company wishes to obtain an Advance, Company shall deliver to Acquirer by 12:00 noon Pacific Time at least one (1) business day in advance of the date on which the Advance is to be funded to Company a written request therefor executed by an authorized employee or director of Company, which request shall include an itemized statement of payables for which the Interim Funding is necessary. Acquirer’s obligation to honor any request for payment of an Advance is subject to the Interim Funding Limit, the approval of Acquirer’s Vice President, Finance, which approval shall not be unreasonably withheld, and satisfaction of all of the following conditions:

(i) The representations and warranties of the Company set forth in this Agreement (i) that are qualified by materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the date of this Agreement and shall be true and correct as of the date of such advance with the same force and effect as if they had been made on each such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates);

(ii) Company shall have complied in all material respects with all of its respective covenants and obligations contained in this Agreement required to be performed through the date of such request for an Advance and no material breach or event which, with the passage of time or the giving of notice or both, shall become a material breach by Company of the Merger Agreement shall have occurred; and

(iii) None of the following shall have occurred: (A) a voluntary or involuntary petition under the United States Bankruptcy Code has been filed by or against Company; (B) Company has made a general assignment for the benefit of creditors; (C) a receiver, trustee or other custodian has been appointed to take possession of all or any significant portion of Company’s assets; or (D) Company shall have elected, or any proceeding shall have been filed against Company, to effect its dissolution or liquidation.

(c) All Advances made under the Interim Funding shall be evidenced by a single promissory note (the “Promissory Note”) in the form attached hereto as Exhibit D. Acquirer is authorized to make notations on the Note to reflect Advances and payments by the Acquirer under the Interim Funding, and the Note shall be conclusive evidence of the Advances and accrued interest thereon and all payments, if any, made in respect thereof, absent manifest error. All sums advanced under the Interim Funding or which become outstanding on the Note shall be due and payable at the time set forth in Section 10.3(b), if not previously cancelled as provided therein.

5.15 Financing Statements. Company will use all reasonable efforts to obtain releases of any financing statements filed against Company as a debtor under the Uniform Commercial Code prior to closing.

ARTICLE 6

PRE-CLOSING COVENANTS OF ACQUIRER

During the period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Acquirer covenants and agrees with Company as follows:

6.1 Advice of Changes. Acquirer will promptly advise Company in writing, to the extent of the knowledge of Acquirer’s executive officers, of any event occurring after the Agreement Date that would render any representation or warranty of Acquirer or Sub contained in this Agreement that (i) are qualified by materiality to be untrue or inaccurate and (ii) are not qualified by materiality to be untrue or inaccurate in any material respect, in either case if made on or as of the date of such event or the Closing Date.

6.2 Regulatory Approvals. Acquirer will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for herein. Acquirer will use all reasonable efforts to obtain, or assist Company in obtaining, all such authorizations, approvals and consents.

6.3 Necessary Consents. Acquirer will use all reasonable efforts to obtain such written consents and authorizations from third parties, if any, and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 6, to facilitate and effect the consummation of the transactions provided for herein by February 4, 2004.

6.4 Securities Laws. Acquirer will use all reasonable efforts to comply with the securities laws of all applicable jurisdictions in connection with the Merger.

6.5 Satisfaction of Conditions Precedent. Acquirer will use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8 as promptly as reasonably possible and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

6.6 Employee Benefit Arrangements.

(a) As soon as practicable after the execution of this Agreement, Company and Acquirer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. Following the Effective Time, Acquirer shall arrange for each Company employee who is still a Company employee participating in the Company Employee Plans after the Employee Termination effected pursuant to Section 6.6(b) below (“Company Participants”) to participate in any similar plans of Acquirer (“Acquirer Plans”) on terms no less favorable than those offered (excepting when offered pursuant to an individually negotiated agreement) to similarly situated employees of Acquirer. Each Company Participant who continues to be employed by Company or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Acquirer Plans for years of service with Company or its subsidiaries. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Company or the funding of such benefit.

(b) Effective immediately prior to, and contingent upon, the Effective Time, Company will terminate any and all employees (the “Employee Termination”) requested to be terminated by Acquirer in writing at least 5 days prior to the Effective Time.

ARTICLE 7

CLOSING MATTERS

7.1 The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, 275 Battery Street, San Francisco, California, at a time and date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 in accordance with this Agreement, or at such other location, time and date as the parties hereto agree in writing (the “Closing Date”).

7.2 Conversion and Exchange of Notes and Payment of Management Consideration.

(a) As of the Effective Time, all Notes and shares of Company Capital Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such Notes will be automatically converted into the right to receive from Acquirer, and will be exchangeable for, the number of shares of Acquirer Common Stock as set forth in Section 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock).

(b) At and after the Effective Time, each Note will represent the right to receive share certificates covering the number of shares of Acquirer Common Stock as determined pursuant to Section 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock), for which such Notes have been or will be exchanged, and such shares of Acquirer Common Stock will be registered in the name of the holder of such Note. Acquirer will make available to U.S. Bank N.A. (the “Exchange Agent”) certificates representing shares of Acquirer Common Stock to be issued in exchange for outstanding Notes. Promptly following the surrender of a Note for cancellation, which shall be delivered to Acquirer on or after the Closing Date (together with any required Form W-9 or Form W-8), or such other agent or agents as may be appointed by Acquirer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Acquirer will cause the Exchange Agent to issue to each tendering holder of a Note (each, a “Tendering Company Holder”) certificates for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Sections 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock).

(c) All share certificates covering the number of shares of Acquirer Common Stock as determined pursuant to Sections 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock), will be delivered to the registered holders of such Notes promptly following the Closing, provided that such holder has first provided and executed and Investment Representation Letter and has taken all steps necessary to be deemed a Tendering Company Holder, as defined in Section 7.2 above. After the Effective Time, there will be no further registration of transfers of the Notes or shares of Company Capital Stock on the books of Company.

(d) Promptly following the Closing, the Acquirer will issue and deliver to Management certificates representing shares of Acquirer Common Stock to be issued to Management pursuant to the provisions of Section 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock).

7.3 Dissenting Shares. If holders of shares of Company Common Stock and Company Preferred Stock are entitled to appraisal rights pursuant to the California Law in connection with the Merger, any Dissenting Shares will not be converted into the right to receive shares of Acquirer Common Stock, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. Company will give Acquirer prompt notice (and in any case, within one business day) of any demand received by Company for appraisal of shares of Company Common Stock or Company Preferred Stock, and Acquirer will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with Acquirer’s prior written consent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Acquirer will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Company Shareholder of its Note(s), the shares of Acquirer Common Stock, to which such Company Shareholder would have been entitled under Section 2.3(b), subject to the provisions of Section 2.3(d) (regarding the elimination of fractional shares of Acquirer Common Stock).

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer or Chief Financial Officer):

8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of Acquirer.

8.2 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer on or before the Closing), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.

8.3 Absence of Material Change. There will not have been any Material Adverse Change (excluding changes in trading volume or trading prices of Acquirer’s capital stock), in Acquirer, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.

8.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger.

8.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

8.6 No Litigation. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUB

The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer’s Chief Executive Officer or Chief Financial Officer):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company, by Company’s Chief Executive Officer. The representations and warranties of each Company Noteholder and Company Shareholder set forth in such Company Noteholder’s or Company Shareholder’s Investment Representation Letter will be true and correct.

9.2 Covenants. Company will have performed and complied in all material respects with all of its respective covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Company on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed, on behalf of Company, by Company’s Chief Executive Officer.

9.3 Absence of Material Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.

9.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Acquirer’s right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, assets or properties (including products, assets or properties of Company or any of its Subsidiaries) on or after the Effective Time or seeking a disposition or divestiture of any such products, assets or properties.

9.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

9.6 Documents. Acquirer will have received all written consents, assignments, waivers, authorizations or other certificates, and Company will have provided all notices, necessary for the continuation in full force and effect of any and all Material Agreements and for Acquirer to consummate the transactions contemplated by this Agreement (including those listed on Schedule 3.5 of the Company Disclosure Letter).

9.7 No Litigation. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement. No litigation or proceeding will be pending or threatened which could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.

9.8 Opinions of Company’s Counsel. Acquirer will have received from Wilson Sonsini Goodrich & Rosati, legal counsel to Company, an opinion substantially in the form attached hereto as Exhibit E. Acquirer will have received from patent counsel to Company, a non-infringement opinion with respect to Company’s patents in a form reasonably satisfactory to Acquirer.

9.9 Requisite Approvals. The principal terms of this Agreement and the Company Ancillary Agreements will have been approved and adopted, and the Merger will have been approved, by the requisite vote or written consent of the Company Shareholders.

9.10 Resignations of Directors and Officers. All persons holding the position of a director or officer (or comparable position) of Company or any of its Subsidiaries, in office immediately prior to the Effective Time, will have resigned in writing from such positions effective as of the Effective Time.

9.11 Termination of Other Rights. All outstanding options, warrants and other rights to acquire shares of Company Capital Stock will have been terminated.

9.12 Notes. Holders of sufficient principal of the Notes to amend the Notes shall have executed the Note Amendment Agreement in substantially the form attached hereto as Exhibit F providing for, among other things, a consent to the Merger, the Merger Agreement, the appointment of the Representative and the conversion of the Note in form and substance reasonably acceptable to Acquirer, and shall have delivered the Notes, or a suitable lost security affidavit with respect to the Notes held by such Holders.

9.13 Conversion or Cancellation of Notes. Each Note and all accrued interest pursuant to such Note shall have been cancelled or converted into the Noteholder Merger Consideration. Any security interests held by the holders of the Notes shall have been released.

9.14 FIRPTA. Acquirer shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form attached hereto as Exhibit G, which states that shares of Company capital stock and the Notes do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquirer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE 10

TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Shareholders:

(a) by the mutual written consent of Acquirer and Company;

(b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to fulfill any of its obligations hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

(c) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case which (i) has a Material Adverse Effect on Acquirer and which Acquirer fails to cure within a reasonable time, which not to exceed ten days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured), or (ii) would be reasonably likely to result in the failure of the Closing to occur on or before the Termination Date;

(d) by Acquirer, if there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case which (i) has a Material Adverse Effect on Company and which Company fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company which by its nature cannot be cured), or (ii) would be reasonably likely to result in the failure of the Closing to occur on or before the Termination Date;

(e) by either Company or Acquirer, if the approval and adoption of this Agreement and the Company Ancillary Agreements and approval of the Merger by the Company Shareholders will not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders Meeting or at any adjournment thereof or by the Company Shareholders Consent; provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to Company where the failure to obtain the approval of the Company Shareholders will have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Acquirer; or

(f) by either Company or Acquirer, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

Any termination of this Agreement under clauses (b) through (f) of this Section 10.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that (a) this Section 10.2, Sections 10.3 and 10.4 and Article 12 will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement, except as set forth in Sections 10.3 and 10.4.

10.3 Acquirer Payments.

(a) Break-Up Fee. If this Agreement is terminated by Company pursuant to Section 10.1(b) or Section 10.1(c), Acquirer will pay Company a fee equal to $50,000 in immediately available funds. Acquirer will promptly, and in no event later than two days after the date of termination of this Agreement, make the payment required by the preceding sentence. Acquirer acknowledges that the agreements contained in this Section 10.3(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Company would not enter into this Agreement. Accordingly, if Acquirer fails to pay in a timely manner the amounts due pursuant to this Section 10.3(a) and, in order to obtain such payment, Company makes a claim that results in a judgment against Acquirer for the amounts set forth in this Section 10.3(a), Acquirer will pay to Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.3(a) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 10.3(a), together with any indebtedness of Company outstanding under the Interim Funding forgiven by Acquirer pursuant to Section 10.3(b) will be the Company’s sole and exclusive remedy for all breaches of this Agreement and all breaches of Ancillary Agreements by Acquirer or Sub, and shall be liquidated damages therefor.

(b) Loan Documents. The parties agree that in light of the Company’s current economic circumstances, it will be difficult if not impossible to determine with certainty damages arising from certain terminations of this Agreement. In addition, the parties wish to allocate certain risks of the failure to close the transactions contemplated hereby. Accordingly, the parties have entered in the agreements set forth in this Section 10.3 regarding the effect of failure to close and related terminations.

(i) If this Agreement is terminated by Company at any time under Section 10.1(b) or Section 10.1(c), then in connection with such termination all indebtedness outstanding under the Interim Funding shall be canceled.

(ii) If this Agreement is terminated by Company or Acquirer after January 15, 2004, then all indebtedness outstanding under the Interim Funding shall be canceled, provided, however, that this Section 10.3(b)(ii) shall not apply if the Merger Agreement is terminated by Acquirer (A) pursuant to Section 10.1(e) or (B) pursuant Section 10.1(d) provided that such termination is based on a willful breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company.

If any indebtedness outstanding under the Interim Funding is not canceled pursuant to the following subsections (i) and (ii), and this Agreement is terminated, then all such amounts shall become immediately due and payable by Company.

ARTICLE 11

INDEMNIFICATION AND REMEDIES

11.1 Agreement to Indemnify.

(a) Each Company Noteholder will severally, and not jointly, based on each Company Noteholder’s Pro Rata Share, indemnify and hold harmless Acquirer, the Surviving Corporation and their respective directors, officers, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs without reduction for any tax benefit (collectively, “Damages”), directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of: (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto, or (ii) any infringement or claimed infringement by Company of any patents of Genesys Telecommunications Laboratories, Inc. or any of its Affiliates (a “Special Indemnity Claim”).

(b) Each Company Noteholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by such Company Noteholder in such Company Noteholder’s Investment Representation Letter.

11.2 Limitations.

(a) Basket. In seeking indemnification for Damages under this Article 11, the Indemnified Persons will make no claim for Damages unless and until such Damages aggregate at least $25,000, exclusive of legal fees (the “Basket”) in which event such Indemnified Persons may make claims for all Damages (including the first $25,000 thereof). Notwithstanding anything contained herein to the contrary, the Basket will not apply to any claim by any Indemnified Person for indemnification for (i) any material inaccuracy, misrepresentation or untruth in any representation or warranty of any Company Noteholder contained in such Company Noteholder’s Investment Representation Letter, (ii) any claim based upon a breach of Section 3.13(a) (Intellectual Property), (iii) fraud, willful misrepresentation or willful misconduct, (iv) any Special Indemnity Claim, or (v) any intentional breach of any of the covenants or agreement given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto.

(b) Limitation on Liability. The aggregate Liability of each Company Noteholder pursuant to Section 11.1 for a breach of representation or warranty (other than for Damages directly or directly incurred, paid or accrued in connection with, resulting from or arising out of any inaccuracy or misrepresentation in any of the representations or warranties given or made by Company in Section 3.13(a) (Intellectual Property), any Special Indemnity Claim or any material inaccuracy or misrepresentation in any of the representations or warranties given or made by such Company Noteholder in such Company Noteholder’s Investment Representation Letter) will be limited to such Company Noteholder’s Pro Rata Share of 15% multiplied by the product of total Merger Consideration and Acquirer Average Price Per Share, and the aggregate liability of each Company Noteholder pursuant to Section 11.2 for Damages directly or directly incurred, paid or accrued in connection with, resulting from or arising out of any inaccuracy or misrepresentation in any of the representations or warranties given or made by Company in Section 3.13(a) (Intellectual Property), any Special Indemnity Claim or any material inaccuracy or misrepresentation in any of the representations or warranties given or made by such Company Noteholder in such Company Noteholder’s Investment Representation Letter will be limited to the value of the consideration received by such Company Noteholder in the Merger. For purposes of this Section 11.2(b), each such share of Acquirer Common Stock issued to the Company Noteholders in the Merger will be valued at the Closing Date. The limitations set forth in this Section 11.2(b) will not apply in the event of fraud, willful misrepresentation or willful misconduct by Company or such Company Noteholder.

(c) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) Company’s or any Company Noteholder’s fraud, willful misrepresentation or willful misconduct, (ii) Section 3.13(a) (Intellectual Property), (iii) any Special Indemnity Claim, or (iv) any material inaccuracy or misrepresentation in any representation or warranty of any Company Noteholder contained such Company Noteholder’s Investment Representation Letter, which may be brought at any time within the applicable statute of limitations, no Claim may be asserted or brought by an Indemnified Person against the Company Noteholders after the first anniversary of the Closing Date; provided, however, that any Claim asserted by an Indemnified Person against the Company Noteholders prior to such date may thereafter be prosecuted and arbitrated as provided in this Article 11 and recovery on such Claim may be had by the Indemnified Person as provided herein. The representations and warranties of Acquirer and Sub shall not survive the Closing.

11.3 Appointment of Representative. Each Company Noteholder has approved or will approve the designation of and designates John Hall as the representative of the Company Noteholders and as the attorney-in-fact and agent for and on behalf of each Company Noteholder (the “Representative”) with respect to claims for indemnification pursuant to this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, any claim for indemnification pursuant to this

Article 11; (b) arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to this Article 11; and (c) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Company Noteholder with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 11 and all rights or obligations arising under this Article 11. The Company Noteholders will be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and the Indemnified Persons will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Company Noteholder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Company Noteholder will severally, and not jointly, on a pro rata basis based on such Company Noteholder’s Pro Rata Share, indemnify and hold harmless the Representative from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid directly by the Company Noteholders to the Representative on a pro rata basis based on each Company Noteholder’s Pro Rata Share.

11.4 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 11. Acquirer will give a written notice of a Claim executed by an officer of Acquirer (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Acquirer may give a Notice of Claim at any time after any Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding that may give rise to a Claim. Acquirer will deliver a Notice of Claim based on, arising from, relating to or caused by:

(a) any item specified in Section 11.1; or

(b) the assertion, whether oral or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 11.1.

No delay on the part of Acquirer in giving the Representative a Notice of Claim will relieve the Representative or any Company Noteholder from any of its obligations pursuant to this Article 11 unless (and then only to the extent that) the Representative or such Company Noteholder is materially prejudiced thereby.

11.5 Defense of Third-Party Claims.

(a) Acquirer will defend any Third-Party Claim, and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder.

(b) The Representative will have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Indemnified Person and may participate at its own expense in settlement negotiations with respect to the Third-Party Claim.

11.6 Contents of Notice of Claim. Each Notice of Claim by Acquirer given pursuant to Section 11.4 will contain the following:

(a) a statement that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Acquirer), of the facts, circumstances or events giving rise to the alleged Damages based on Acquirer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquirer) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, and the specific nature of the breach to which such item is related.

11.7 Resolution of Notice of Claim. Each Notice of Claim delivered by Acquirer will be resolved as follows:

(a) Uncontested Claims. If, within 20 calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquirer as provided in Section 11.7(b), then the Representative will be conclusively deemed to have consented, on behalf of all Company Noteholders, to the recovery by the Indemnified Person of the full amount of the Damages specified in the Notice of Claim and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Noteholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Representative gives Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 11.7(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, by binding arbitration between Acquirer and the Representative in accordance with the terms and provisions of Section 11.7(c).

(c) Arbitration of Contested Claims. Any Contested Claim that is not resolved in accordance with Section 11.7(b)(i) will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et. seq., and any such arbitration will be conducted in Santa Clara County, California. If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” as used in this Agreement will thereafter mean and refer to the American Arbitration Association (“AAA”). Either Acquirer or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 11.7(c). The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith and that they will share in its costs in accordance with Section 11.7(c)(i). The provisions of this Section 11.7(c) may be enforced by any court of competent jurisdiction. Subject to the provisions of Section 11.7(c)(vii), judgment upon the Final Award or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

(i) Payment of Costs. Acquirer, on the one hand, and the Company Noteholders (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will determine in the Final Award the party who is the prevailing party and the party who is not the prevailing party (the “Non-Prevailing Party”). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of the arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the Claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of California applicable to contracts executed and entered into within the State of California, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Representative and Acquirer, together with a signed copy of the Final Award. Subject to the provisions of Section 11.7(c)(vii), and Subject to Section 11.2, the Final Award will constitute a conclusive determination of all issues in question, binding upon the Company Noteholders, the Representative and Acquirer, and will include an affirmative statement to such effect. To the extent that the Final Award determines that an Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award will set forth and award to such Indemnified Person the amount of such Incurred Damages.

(iv) Timing. The Representative, Acquirer and the arbitrator will conclude each arbitration pursuant to this Section 11.7(c) as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Closing Date, except as specifically otherwise provided herein, arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Claim made pursuant to Article 11, other than any Claim arising from the fraud, willful misrepresentation or willful misconduct of Company or a Company Noteholder. Notwithstanding the foregoing, nothing herein shall limit any party’s right to seek injunctive relief.

(vii) Treatment of Damages. Upon issuance and delivery of the Final Award as provided in Section 11.7(c)(iii), the Indemnified Person will immediately be entitled to recover (A) the amount of any Incurred Damages determined and awarded to the Indemnified Person under such Final

Award and (B) the amount of any Estimated Damages determined and awarded to the Indemnified Person under such Final Award, and such Incurred Damages and Estimated Damages will be deemed to be owed to the Indemnified Person for purposes of this Agreement. Both Incurred Damages and Estimated Damages owed to Indemnified Persons are deemed to be Damages for purposes of this Agreement.

(d) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by Acquirer and the Representative (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

11.8 Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Person pursuant to any indemnification obligations under this Agreement will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE 12

GENERAL PROVISIONS

12.1 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Submission to Jurisdiction. Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Santa Clara County, California in any action or proceeding arising out of or relating to this Agreement, any Acquirer Ancillary Agreement, any Sub Ancillary Agreement or any Company Ancillary Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement, any Acquirer Ancillary Agreement, any Sub Ancillary Agreement or any Company Ancillary Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12.9. Nothing in this Section 12.2, however, will affect the right of any party to serve legal process in any other manner permitted by law.

12.3 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Acquirer may, without the consent of any other party hereto, assign this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements (a) to any of its majority-owned Subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 12.3 will be void.

12.4 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected herein as signatories and have been delivered by each party to this Agreement to each other party to this Agreement.

12.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.7 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section 12.7 at any time before or after approval of this Agreement by the Company Shareholders; provided, however, that, after such approval, no amendment will be made which by Applicable Laws requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company, Acquirer, and Sub, by action taken by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.8 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement, the Merger and the transactions contemplated by this Agreement, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals (“Transaction Expenses”). Notwithstanding the foregoing, if the Merger is consummated, on the Closing Date, Acquirer will pay Company’s reasonable Transaction Expenses itemized in writing and delivered to Acquirer at the Effective Time, not to exceed a total of $115,000, including payments of no more than $90,000 to Wilson Sonsini Goodrich & Rosati and no more than $25,000 to Blakely Sokoloff Taylor and Zafman LLP (the “Transaction Expense Limit”) and the CEO Fee, and the Merger Consideration will be reduced by the amount of Company’s Transaction Expenses in excess of the Transaction Expense Limit (the “Excess Transaction Expenses”).

12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

(a) If to Acquirer or Sub:

Kana Software, Inc.

181 Constitution Drive

Menlo Park, CA 94025

Attention: Brian Kelly

Phone: (650) 614 8300

Fax: (650) 614 8301

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, CA 94111

Attention: David Michaels, Esq.

Phone: (415) 875-2300

Fax: (415) 281-1350

(b) If to Company:

Hipbone, Inc.

969 Industrial Road

San Carlos, CA 94070

Attention: Michael Burkland

Phone: (650) 598-4960

Fax: (650) 802-5272

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Ilan Lovinsky

Phone: 650-320-4954

Fax: 650-493-6811

12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this

Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

12.12 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.13 Public Announcement. Upon or following the execution of this Agreement, Acquirer may issue a press release, previously reviewed by Company, announcing the Merger. Thereafter, Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under Applicable Laws, including securities laws or regulatory rules, or are otherwise appropriate. Prior to the publication of such initial press release, Company will not make any public announcements relating to this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without Acquirer’s prior written consent, and Company will use all reasonable efforts to prevent any trading in shares of Acquirer Common Stock by its directors, officers, employees, shareholders and agents.

12.14 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement and that they will each utilize all reasonable efforts to satisfy all the conditions to Closing of the other party on or before the Termination Date.

12.15 Confidentiality. Company and Acquirer each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of the Confidentiality Agreement. If this Agreement is terminated, the Confidentiality Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each of the Company, Acquirer, and Sub (or the representatives, agents or employees of any of each) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with applicable securities laws. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a

“confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any other information relating to any transaction contemplated by the Agreement, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of any such transaction, (ii) the identities of participants or potential participants in any such transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of any such transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of any such transaction.

12.16 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties, including that certain Term Sheet dated November 19, 2003 (the “Term Sheet”) between Acquirer and Company; provided, however, that the provisions of paragraphs 2 and 3 entitled “Public Disclosure” and “Confidentiality” of the Term Sheet will continue to remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.17 Waiver of Jury Trial. EACH OF ACQUIRER, COMPANY AND SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KANA SOFTWARE, INC.		HIPBONE, INC.

By:	/s/ Brian Kelly	By:	/s/ Michael Burkland

Name: Brian Kelly		Name: Michael Burkland
Title: Executive Vice President of Product Strategy		Title: President and CEO

BLUESTAR ACQUISITION CORP.

By:	/s/ Michelle Philpot

Name: Michelle Philpot Title: President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Exhibit List

Exhibit A             Form of Voting Agreement

Exhibit B             Form of Investment Representation Letter

Exhibit C-1          List of Company Noteholders, Note Amounts and Merger Consideration

Exhibit C-2          List of Company Management and Merger Consideration

Exhibit D             Form of Promissory Note

Exhibit E             Form of Opinion of Counsel

Exhibit F             Note Amendment Agreement

Exhibit G             FIRPTA Notice